Exhibit 5.1

August 15, 2005

Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to (i) the possible issuance of 8,281,882 common shares of beneficial interest, par value $.01 per share (the “Redemption Shares”), of the Company if and to the extent that certain holders of units of limited partnership interest (“Units”) in Kite Realty Group, L.P. (the “Partnership”), a Delaware limited partnership of which the Company is the sole general partner, tender such Units for redemption, (ii) the offer and sale from time to time of up to 833,267 common shares of beneficial interest, par value $.01 per share (the “Selling Security Holders Shares” and together with the Redemption Shares, the “Shares”), of the Company that were issued to the selling security holders identified in the Registration Statement as part of the Company’s formation transactions in August 2004, which transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, and (iii) the offer and sale from time to time of any Redemption Shares that may be issued to persons who may be affiliates of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.                 An executed copy of the Registration Statement.

2.                 The Articles of Amendment and Restatement of the Declaration of Trust of the Company (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation on August 3, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.                 The Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.                 The Certificate of Limited Partnership of the Partnership, as certified by the Secretary of State of the State of Delaware on August 3, 2005 and the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                 The Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), dated as of August 16, 2004 by and among the Company, the Partnership and certain other limited partners, as amended through the date hereof, as certified by the Secretary of the Company, as sole general partner of the Partnership, on the date hereof as being complete, accurate, and in effect.

6.                 Resolutions of the Board of Trustees of the Company adopted (i) by unanimous written consent on August 9, 2004 relating to the issuance of the Selling Security Holders Shares and arrangements in connection therewith (the “2004 Resolutions”); and (ii) at a meeting held on August 4, 2005 relating to the issuance of the Redemption Shares and arrangements in connection therewith (the “2005 Resolutions” and together with the 2004 Resolutions, the “Resolutions”), each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           the Redemption Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and the Resolutions upon redemption of Units as contemplated thereby, will be validly issued, fully paid and nonassessable; and

(b)          assuming receipt by the Company of the consideration for the Selling Security Holders Shares specified in the 2004 Resolutions, the Selling Security Holders Shares, when sold by the selling security holders as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.